Exhibit 10.45

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

May 23, 2019,

among

TAO GROUP INTERMEDIATE HOLDINGS LLC,

TAO GROUP OPERATING LLC,

THE SUBSIDIARIES OF INTERMEDIATE HOLDINGS

IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

ARTICLE VII

Miscellaneous

SECTION 7.01.	Notices	19
SECTION 7.02.	Waivers; Amendment	19
SECTION 7.03.	Collateral Agent’s Fees and Expenses; Indemnification	19
SECTION 7.04.	Survival	19
SECTION 7.05.	Counterparts; Effectiveness; Successors and Assigns	20
SECTION 7.06.	Severability	20
SECTION 7.07.	Right of Set-Off	20
SECTION 7.08.	Governing Law; Jurisdiction; Consent to Service of Process	20
SECTION 7.09.	WAIVER OF JURY TRIAL	21
SECTION 7.10.	Headings	21
SECTION 7.11.	Security Interest Absolute	21
SECTION 7.12.	Termination or Release	21
SECTION 7.13.	Additional Subsidiaries	21
SECTION 7.14.	Collateral Agent Appointed Attorney-in-Fact	22
SECTION 7.15.	Certain Acknowledgments and Agreements	22

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II-A	Form of Patent Security Agreement
Exhibit II-B	Form of Trademark Security Agreement
Exhibit II-C	Form of Copyright Security Agreement

SECURITY AGREEMENT dated as of May 23, 2019 (this “Agreement”), among Tao Group Intermediate Holdings LLC (“Intermediate Holdings”), Tao Group Operating LLC (the “Borrower”), the Subsidiaries from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent and Collateral Agent (in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Intermediate Holdings, the Borrower, the Lenders from time to time party thereto and JPMCB, as Administrative Agent and Collateral Agent. The Lenders have agreed to extend credit to the Borrower on the terms and subject to the conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Intermediate Holdings and the Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning specified in the Credit Agreement. Each other term used but not defined herein that is defined in the New York UCC (as defined herein) shall have the meaning specified in the New York UCC. The term “Instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).

“Borrower” has the meaning assigned to such term in the Preamble hereto.

“Cash Management Services” means treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit card, purchase card and other card services (including commercial (or purchasing) card programs), automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Intermediate Holdings, the Borrower or any Subsidiary.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means, collectively, the Article 9 Collateral and the Pledged Collateral.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, to which any Grantor is a party granting to any Person any right to use any Copyright owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Copyright owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

“Copyrights” means, with respect to any Person, all the following now owned or hereafter acquired by such Person: (a) all copyright rights in any copyrightable work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof and (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including, registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Grantors” means, collectively, Intermediate Holdings, the Borrower and each Subsidiary Loan Party.

“Guarantors” means, collectively, Intermediate Holdings, the Borrower (except with respect to obligations of the Borrower) and each Subsidiary Loan Party.

“Indemnified Amount” has the meaning assigned to such term in Section 6.02.

“Intellectual Property” means all intellectual property rights of every kind and nature, including those in inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and databases and all applications therefor, and related documentation, registrations and filings, and all additions, improvements and accessions to any of the foregoing.

“Intermediate Holdings” has the meaning assigned to such term in the Preamble hereto.

“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b).

“JPMCB” has the meaning assigned to such term in the Preamble hereto.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement for Intellectual Property to which any Grantor is a party, including, in the case of any Grantor, any of the forgoing set forth under its name on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Owned Intellectual Property” shall mean, collectively, all Copyrights, Patents and Trademarks owned by any Grantor.

“Patent License” means any written agreement, now or hereafter in effect, to which a Grantor is a party granting to any Person any right to use a Patent granted to any Grantor or granting to any Grantor any right to use a Patent granted to any other Person, and all rights of any Grantor under any such agreement.

“Patents” mean, with respect to any Person, all the following now owned or hereafter acquired by such Person: (a) all patents of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof and all applications for patents of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, have made, use, sell, offer to sell, import or export the inventions disclosed or claimed therein.

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by Intermediate Holdings and the Borrower to the Collateral Agent pursuant to Section 3.01(k) of the Credit Agreement.

“Permitted Liens” has the meaning assigned to such term in Section 3.03(c).

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability company membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of Intermediate Holdings, the Borrower and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Collateral Agent or an Affiliate of the Collateral Agent, or to any Person that, at the time such obligations were incurred, was the Collateral Agent or an Affiliate of the Collateral Agent, (b) were owed on the Effective Date to a Person that was a Lender or an Affiliate of a Lender as of the Effective Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred.

“Secured Hedge Obligations” means the due and punctual payment and performance of any and all obligations of Intermediate Holdings, the Borrower and each Subsidiary arising under each Swap Agreement (a) with a counterparty that is the Collateral Agent or an Affiliate of the Collateral Agent, or with any Person that, at the time such Swap Agreement was entered into, was the Collateral Agent or an Affiliate of the Collateral Agent, (b) that was in effect on the Effective Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Effective Date or (c) that was entered into after the Effective Date with a counterparty that was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into; provided, however, the term “Secured Hedge Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support) any Excluded Swap Obligations of such Guarantor.

“Secured Obligations” means, collectively, (a) all Obligations (as defined in the Credit Agreement), (b) all the Secured Cash Management Obligations and (c) all the Secured Hedge Obligations; provided, however, the term “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support) any Excluded Swap Obligations of such Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Collateral Agent, (c) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (d) each counterparty to any Swap Agreement the obligations under which constitute Secured Hedge Obligations (each, a “Swap Counterparty”), (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Collateral Agent, and in each case reasonably satisfactory to the Collateral Agent.

“Security Interest” has the meaning assigned to such term in Section 4.01(a).

“Specified Event of Default” means an Event of Default under clause (a), (b), (d) (solely with respect to any failure to comply with Section 6.11 of the Credit Agreement), (h) or (i) of Section 7.01 of the Credit Agreement.

“Subsidiary” has the meaning assigned to such term in the Credit Agreement and, unless otherwise provided, shall mean any Subsidiary of the Borrower.

“Subsidiary Loan Parties” means, collectively, (a) the Subsidiaries of the Borrower identified on Schedule I and (b) each other Subsidiary of the Borrower that becomes a party to this Agreement after the Effective Date.

“Swap Counterparty” has the meaning assigned to such term in the definition of “Secured Parties”.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark License” means any written agreement, now or hereafter in effect, to which any Grantor is party granting to any Person any right to use any Trademark owned by any Grantor or granting to any Grantor any right to use any Trademark owned by any other Person, and all rights of any Grantor under any such agreement.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, domain names, global top level domain names, other source or business identifiers, designs and all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar office in any State of the United States of America or any other country or any political subdivision thereof, all extensions or renewals thereof, and all common law rights related thereto, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

“Uniform Commercial Code” shall mean the New York UCC; provided, however, that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of a security interest is governed by the personal property security laws of any jurisdiction other than New York, “Uniform Commercial Code” shall mean those personal property security laws as in effect in such other jurisdiction for the purposes of the provisions hereof relating to such perfection or priority and for the definitions related to such provisions.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification of any Secured Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Secured Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations, any impossibility in the performance of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or any other Secured Party for any of the Secured Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Secured Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made)). Each Guarantor expressly authorizes the Collateral Agent, on behalf of the Secured Parties, to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of all the Secured Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made). The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been paid in full in cash (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that this Agreement and its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will promptly pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.07 shall remain in full force and effect until the payment in full in cash of all the Secured Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made). Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment and performance in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all such Grantor’s right, title and interest in, to and under:

(a) (i) the Equity Interests now or at any time hereafter owned by or on behalf of such Grantor, including those set forth opposite the name of such Grantor on Schedule II, and (ii) all certificates and other instruments representing all such Equity Interests (the foregoing (i) and (ii) collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Excluded Securities;

(b) (i) the debt securities now owned or at any time hereafter acquired by such Grantor, including those listed opposite the name of such Grantor on Schedule II, and (ii) all promissory notes and other instruments evidencing all such debt securities (the foregoing (i) and (ii) collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Securities;

(c) all other property of such Grantor that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01 or Section 3.02;

(d) subject to Section 3.05, all payments of principal, and all interest, dividends or other distributions, whether paid or payable in cash, instruments or other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and Pledged Debt Securities;

(e) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b), (c) and (d) above; and

(f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Property.

SECTION 3.02. Delivery of the Pledged Securities. (a) Each Grantor agrees to deliver or cause to be delivered to the Collateral Agent any and all Pledged Equity Interests (other than (i) Equity Interests (other than those issued by the Borrower or another Subsidiary) that are publicly traded securities subject to a depositary such as DTC, or otherwise held through a securities intermediary in a securities account with respect to which such Grantor has complied with Section 4.04(c) and (ii) Permitted Investments) (x) on the date hereof (or after the date hereof in accordance with Section 5.14 of the Credit Agreement), in the case of any such Pledged Equity Interests owned by such Grantor on the date hereof, and (y) promptly after the acquisition thereof (and in any event as required under the Credit Agreement), in the case of any such Pledged Equity Interests acquired by such Grantor after the date hereof.

(b) Each interest in any limited liability company or limited partnership controlled by any Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder that is a “security” within the meaning of Article 8 of the Uniform Commercial Code shall be (i) represented by a certificate, (ii) governed by Article 8 of the Uniform Commercial Code and (iii) delivered to the Collateral Agent in accordance with
Section 3.02(a).

(c) Each Grantor (i) will cause (A) all Indebtedness for borrowed money owed to such Grantor by Intermediate Holdings, the Borrower or any Subsidiary and (B) all Indebtedness for borrowed money (other than Permitted Investments) in a principal amount of $250,000 or more owed to such Grantor by any other Person to be evidenced by a duly executed promissory note (x) on the date hereof, in the case of any such Indebtedness existing on the date hereof or (y) promptly following the incurrence thereof in the case of Indebtedness incurred after the date hereof, and (ii) agrees to deliver or cause to be delivered to the Collateral Agent any and all Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness owed by Persons other than Intermediate Holdings, the Borrower or any Subsidiary in a principal amount of less than $250,000 and Permitted Investments), (I) on the date hereof, in the case of any such Pledged Debt Securities owned by such Grantor on the date hereof (including pursuant to clause (i)) and (II) promptly after the acquisition thereof (and, in any event as required under the Credit Agreement) in the case of any such Pledged Debt Securities acquired after the date hereof.

(d) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule providing the information required by Schedule II with respect to such Pledged Securities; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall be deemed attached hereto and made a part hereof as a supplement to Schedule II and any prior schedules so delivered.

SECTION 3.03. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II sets forth a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests directly owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests directly owned by such Grantor and (ii) all the Pledged Debt Securities (other than promissory notes and other evidences of Indebtedness owed by Persons other than Intermediate Holdings, the Borrower or any Subsidiary in a principal amount of less than $250,000) owned by such Grantor (other than, after the date hereof, any Pledged Equity Interests or Pledged Debt Securities that are not yet required to have been delivered to the Collateral Agent under the terms of this Agreement or the Credit Agreement);

(b) the Pledged Equity Interests and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law; provided that the foregoing representations, insofar as they relate to the Pledged Debt Securities issued by a Person other than Intermediate Holdings, the Borrower or any Subsidiary, are made to the knowledge of the Grantors;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Equity Interests and Pledged Debt Securities indicated on Schedule II as directly owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by the Security Documents or otherwise permitted under the Loan Documents (collectively, the “Permitted Liens”), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by the Security Documents and other Permitted Liens and transfers made, or transactions permitted, in compliance with the Credit Agreement, and (iv) subject to the rights of such Grantor to dispose of assets or property pursuant to the terms of the Credit Agreement, will take any and all commercially reasonable actions necessary to defend its title or interest in all Pledged Collateral against any and all Liens (other than the Liens created by the Security Documents or other Permitted Liens), however arising, of all Persons whomsoever (other than the holders of Permitted Liens);

(d) except as disclosed on Schedule II and except for restrictions and limitations (i) imposed by, or permitted to exist pursuant to the terms of, the Loan Documents, (ii) under the Venue Agreements or (iii) under securities laws generally, the Pledged Collateral (other than Equity Interests in any Joint Ventures) is and will continue to be freely transferable and assignable and none of the Pledged Collateral (other than Equity Interests in any Joint Ventures) is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was, is or will be necessary to the validity of the pledge effected by Section 3.01 (other than those (i) that have been obtained and are in full force and effect, (ii) required by any Venue Agreement in respect of Existing Venues (other than those required and obtained prior to the date hereof), (iii) required by any Venue Agreement in respect of Permitted New Venues to the extent permitted by the terms of the Credit Agreement, including, without limitation, consents required in respect of Permitted Key Man Conditions and Other Permitted Transfer Conditions, (iv) required by securities laws generally, (v) listed on Schedules 4.03(a) and 5.14 of the Credit Agreement or (vi) otherwise permitted by the Loan Documents);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement (to the extent required hereunder), the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations and such lien is and shall be prior to any other Lien on such Pledged Securities, other than Liens permitted under Section 6.02 of the Credit Agreement that have priority as a matter of law or are non-consensual; and

(h) the pledge effected by Section 3.01 is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary to perfect the lien on the Pledged Collateral has been duly taken (or will be taken after the date hereof in accordance with Section 5.10 or 5.14 of the Credit Agreement, as applicable).

SECTION 3.04. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purposes consistent with this Agreement.

SECTION 3.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under Section 7.01(h) or (i) of the Credit Agreement, the Collateral Agent shall have notified the Grantors that their rights, in whole or in part, under this Section 3.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner, except as may be permitted under the Loan Documents, that could reasonably be expected to materially and adversely affect the material rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(ii) subject to Section 3.05(b) below, the Collateral Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and/or other consensual rights and powers it is entitled to exercise pursuant to clause (i) above and shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or other consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i); and

(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Collateral Agent hereunder, shall not be commingled by such Grantor with any of its other funds or property (but shall be held separate and apart therefrom), shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be promptly delivered to the Collateral Agent in the form in which they shall have been received (with any endorsements, stock or note powers and other instruments of transfer reasonably requested by the Collateral Agent); provided, however, that prior to the date on which the Administrative Agent (acting with the consent or at the direction of the Required Lenders) accelerates the maturity of any Loans pursuant to Section 7.02(b) of the Credit Agreement, each Grantor shall be entitled to receive and make Permitted Tax Payments to the extent permitted under the Credit Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 7.01(h) or (i) of the Credit Agreement, after the Collateral Agent shall have notified the Grantors of the suspension of the Grantor’s rights under Section 3.05(a)(iii), all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 3.05(a)(iii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, however, that prior to the date on which the Administrative Agent (acting with the consent or at the direction of the Required Lenders) accelerates the maturity of any Loans pursuant to Section 7.02(b) of the Credit Agreement, each Grantor shall be entitled to receive and make Permitted Tax Payments to the extent permitted under the Credit Agreement. All dividends, interest, principal and other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon demand in the form in which they shall have been received (with any necessary endorsements, stock powers or other instruments of transfer reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 3.05(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Collateral Agent has received from the Borrower reasonably satisfactory evidence relating to any such cure, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise have been permitted to retain pursuant to the terms of Section 3.05(a)(iii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under Section 7.01(h) or (i) of the Credit Agreement, after the Collateral Agent shall have notified the Grantors of the suspension of the Grantors’ rights under Section 3.05(a)(i), all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i), and the obligations of the Collateral Agent under Section 3.05(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Collateral Agent has received from the Borrower reasonably satisfactory evidence relating to any such cure, (i) each Grantor shall have the exclusive right to exercise the voting and/or other consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 3.05 and (ii) the obligations of the Collateral Agent pursuant to the terms of paragraph (a)(ii) of this Section 3.05 shall be reinstated.

(d) Any notice given by the Collateral Agent to the Grantors suspending the Grantors’ rights under Section 3.05(a): (i) shall be given in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under Section 3.05(a)(i) or Section 3.05(a)(iii) in part without suspending all such rights or powers (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, and subject to Section 4.01(d), each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including all Intellectual Property;

(vii) all Instruments;

(viii) all Inventory;

(ix) all other Goods;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims described on Schedule IV, as such schedule may be supplemented from time to time pursuant to Section 4.02(e);

(xiii) all Fixtures that are personal property;

(xiv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(xv) all books and records pertaining to the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or words of similar effect or of a lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Each Grantor agrees to provide the information required for any such filing to the Collateral Agent promptly upon any reasonable request.

The Collateral Agent (or its designee) is further authorized by each Grantor to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States Intellectual Property granted by such Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

(d) Notwithstanding anything herein to the contrary, to the extent and for so long as any asset is Excluded Property, the Security Interest granted under this Section 4.01 shall not attach to, and the Collateral shall not include, such asset; provided, however that the Security Interest shall immediately attach to, and the Collateral shall immediately include, any such asset (or portion thereof) upon such asset (or such portion) ceasing to be Excluded Property.

(e) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required (i) to perfect the Security Interest granted by this Agreement (including any Security Interest in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the Uniform Commercial Code of the relevant State(s), (B) filings in United States government offices with respect to Intellectual Property as expressly required elsewhere herein, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Instruments or Pledged Collateral as expressly required elsewhere herein (together with any necessary endorsements, stock powers or other instruments of transfer reasonably requested by the Collateral Agent) or (D) other methods provided for in Section 4.04, (ii) to take any action (other than the actions listed in clauses (i)(A), (B) and (C) above) with respect to any assets located outside of the United States, (iii) to perfect the security interests granted by this Agreement by taking any actions required under the laws of any jurisdiction outside the United States or (iv) to perfect any security interests granted by this Agreement in any assets subject to a certificate of title statute.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent for the benefit of the Secured Parties that:

(a) Subject to Permitted Liens, each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant the Security Interest and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than (i) any consent or approval (A) that has been obtained, (B) listed on Schedules 4.03(a) and 5.14 of the Credit Agreement or (C) the absence of which would not (I) reasonably be expected to impair or delay in any material respect any Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or to consummate the transactions contemplated by such Loan Documents or (II) be material to the business, financial condition or operating results of the Loan Parties and their respective Subsidiaries, taken as a whole, (ii) as required by any Venue Agreement in respect of Existing Venues (other than those required and obtained prior to the date hereof), (iii) as required by any Venue Agreement in respect of Permitted New Venues to the extent permitted by the terms of the Credit Agreement, including, without limitation, consents required in respect of Permitted Key Man Conditions and Other Permitted Transfer Conditions, (iv) as required by securities laws generally or (v) as permitted by the Loan Documents.

(b) The Perfection Certificate has been duly prepared, completed and executed by Intermediate Holdings and the Borrower and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2(a) or 2(b) to the Perfection Certificate (or specified by notice from the Borrower to the Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States applications for registration are pending that do not constitute Excluded Property) and United States registered Copyrights (and Copyrights for which United States applications for registration are pending)) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements and amendments. A Patent Security Agreement in the form of Exhibit II-A hereto, a Trademark Security Agreement in the form of Exhibit II-B hereto, and a Copyright Security Agreement in the form of Exhibit II-C hereto (such agreements being collectively referred to herein as the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States applications for registration are pending that do not constitute Excluded Property) and United States registered Copyrights (and Copyrights for which United States applications for registration are pending), as applicable, and executed by each Grantor owning any such Article 9 Collateral, have been or on the Effective Date shall be delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, United States Trademarks and United States Copyrights to the extent a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary with respect to any such Article 9 Collateral in the United States of America (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States Trademarks and United States Copyrights (or registration or application for registration thereof unless it constitutes Excluded Property) acquired or developed by any Grantor after the date hereof and (ii) the Uniform Commercial Code financing and continuation statements and amendments contemplated by this clause (b)).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States of America (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a perfected security interest in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. When all appropriate filings, recordings, registrations or notifications are made as may be required under applicable law to perfect the Security Interest and upon the taking of possession or control by the Collateral Agent of such Article 9 Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by this Agreement or the Credit Agreement), the Security Interest shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens.

(d) Schedule III sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of (i) all Patents owned by such Grantor that have been granted by the United States Patent and Trademark Office and Patents owned by such Grantor for which United States applications are pending, (ii) all Copyrights owned by such Grantor that have been registered with the United States Copyright Office and Copyrights owned by such Grantor for which United States registration applications are pending, (iii) all Trademarks owned by such Grantor that have been registered with the United States Patent and Trademark Office and Trademarks owned by such Grantor for which United States registration applications are pending and (iv) all Patent Licenses, Trademark Licenses and Copyright Licenses material to the business of such Grantor pursuant to which a Grantor (as licensor) grants a license to a third party to use material Owned Intellectual Property on an exclusive basis for purposes of such third party’s branding (and corresponding operation) of restaurants, nightclubs, bars and/or other similar establishments owned by such third party, in each case where applicable truly and completely in all material respects specifying the name of the registered owner, the mark, the registration or application number, the registration date (if already registered) or filing date, the status thereof and, if applicable, the licensee, licensor and date of license agreement. In the event any Security Agreement Supplement shall set forth any Owned Intellectual Property, Schedule III shall be deemed to be supplemented to include the reference to such Owned Intellectual Property, in the same form as such reference is set forth on such Security Agreement Supplement.

(e) Schedule IV sets forth, as of the Effective Date, a true and complete list, with respect to each Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $5,000,000, including a summary description of such claim. In the event any Security Agreement Supplement shall set forth any Commercial Tort Claim, Schedule IV shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such Security Agreement Supplement.

(f) No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable United States laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for any of the foregoing related solely to Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

SECTION 4.03. Covenants. (a) Each Grantor agrees (i) to be bound by the provisions of Section 5.10 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to such Grantor, (ii) promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in Section 5.10(a) of the Credit Agreement and (iii) to be bound by the provisions of Sections 2.12, 2.13, 5.05, 5.06, 5.07, 5.08, 5.09 and 9.17 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement. Upon any Financial Officer of any Grantor obtaining knowledge thereof, such Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged, destroyed, or subject to condemnation in any material respect.

(b) [Reserved].

(c) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to all material Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in all material Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments, financing statements, agreements and documents and take all such other actions (including the filing and recording of financing statements, fixture filings and other documents) that may be required under any applicable law upon the reasonable request of the Collateral Agent or as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing and recording of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms of this Agreement and the Credit Agreement. Each Grantor will provide to the Collateral Agent, from time to time upon a reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created pursuant to this Agreement.

(e) Subject to Section 5.06 of the Credit Agreement, each Grantor agrees to maintain, at its own cost and expense, proper books of record with respect to the Article 9 Collateral owned by it as is consistent with its current practices or in accordance with such prudent and standard practices customarily used in similar circumstances by companies with similar reputation in industries that are the same as or similar to those in which such Grantor is engaged and in the same or similar locations, but in any event to include proper books of account in which full, true and correct entries are made of all dealings and transactions with respect to any part of the Article 9 Collateral.

(f) At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within ten (10) Business Days after demand for any payment made in respect of such amounts that are due and payable or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization in accordance with Section 7.03 (and any such payment made or expense incurred shall be an additional Secured Obligation secured hereby); provided, however, that (i) the Grantors shall not be obligated to reimburse the Collateral Agent with respect to any Owned Intellectual Property which any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain, in accordance with the Loan Documents and (ii) nothing in this Section 4.03(f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens and maintenance as set forth herein or in the other Loan Documents.

(g) Each Grantor shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(h) [Reserved].

(i) Upon the occurrence and during the continuance of a Specified Event of Default, none of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts or any Payment Intangibles included in the Article 9 Collateral with an individual value in excess of $250,000, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices or in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(j) Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and its designees) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required pursuant to Section 5.05 of the Credit Agreement, or to pay any premium in whole or part relating thereto and within a reasonable period of time after the Collateral Agent has requested that it do so, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems reasonably advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable within ten (10) Business Days after demand by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) [Reserved].

(b) [Reserved].

(c) Investment Property. Without limiting each Grantor’s obligations under Article III, if any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary (other than in an Excluded Account), such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause such securities intermediary or commodity intermediary, as the case may be, to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements or to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, as the case may be, in each case without further consent of any Grantor, such nominee, or any other Person, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this paragraph shall not apply to any Financial Assets or other Investment Property credited to a securities account for which the Collateral Agent is the securities intermediary, unless otherwise requested by the Collateral Agent.

(d) [Reserved].

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face amount greater than $250,000, such Grantor shall promptly notify the Collateral Agent thereof and shall, at the request and option of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred and is continuing.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not take any action or omit to take any action (and will exercise commercially reasonable efforts to prevent its licensees from taking any action or omitting to take any action) whereby any Patent owned by such Grantor and material to the conduct of the business of Intermediate Holdings, the Borrower and the Subsidiary Loan Parties may become invalidated or dedicated to the public (except (i) as a result of expiration of such Patent at the end of its statutory term, (ii) to the extent permitted herein or in the Credit Agreement or (iii) as would not, as deemed by a Grantor in its reasonable business judgment and substantially consistent with past practice, reasonably be expected to have a material adverse effect on the business of the Grantors).

(b) Other than to the extent permitted herein or in the Credit Agreement, or except as would not, as deemed by a Grantor in its reasonable business judgment and substantially consistent with past practice, reasonably be expected to have a material adverse effect on the business of the Grantors, each Grantor will, for each Trademark owned by any Loan Party which is material to the conduct of the business of Intermediate Holdings, the Borrower and the Subsidiary Loan Parties, (i) maintain the level of the quality of products and services offered under such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof and take reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality with respect to the same products and services, (ii) display such Trademark, if registered, with notice of Federal or foreign registration to the extent necessary to establish and preserve its rights under applicable law, (iii) not knowingly use or knowingly permit the use of such Trademark in violation of any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party and (iv) not adopt or use any other mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the benefit of the Secured Parties, shall obtain a perfected security interest in such other mark pursuant to this Agreement and any applicable filings.

(c) Other than to the extent permitted herein or in the Credit Agreement, or except as would not, as deemed by a Grantor in its reasonable business judgment and substantially consistent with past practice, reasonably be expected to have a material adverse effect on the business of the Grantors, each Grantor will, for each work covered by a Copyright owned by any Loan Party which is material to the conduct of the business of Intermediate Holdings, the Borrower and the Subsidiaries (if any), use commercially reasonable efforts to use appropriate copyright notice as necessary to establish and preserve its rights under applicable copyright laws as part of its commercial publishing, reproduction, display and distribution thereof.

(d) Each Grantor shall promptly notify the Collateral Agent if it knows that any Patent, Trademark or Copyright listed on Schedule III that is material to the conduct of the business of Intermediate Holdings, the Borrower and the Subsidiary Loan Parties may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including as part of the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) Other than to the extent permitted herein or in the Credit Agreement, or with respect to registrations and applications that would not, as deemed by a Grantor in its reasonable business judgment and substantially consistent with past practice, reasonably be expected to have a material adverse effect on the business of the Grantors, each Grantor will take reasonable steps that are consistent with its current practice (i) in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States of America or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights owned by such Grantor and material to the conduct of its business (and to obtain the relevant grant or registration) and (ii) to maintain each issued Patent owned by such Grantor and each registration of the Trademarks and Copyrights owned by such Grantor, in each case, that is material to the conduct of any Grantor’s business.

(f) In the event that any Article 9 Collateral consisting of Owned Intellectual Property material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party in a material respect, such Grantor shall, if consistent with good business judgment and upon becoming aware of the same, promptly take reasonable actions to stop such infringement, misappropriation or dilution as are appropriate under the circumstances to protect such Article 9 Collateral, including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, as appropriate.

(g) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon request of the Collateral Agent, use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Owned Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral (provided, that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such occupancy) and, generally, to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code or other applicable law (provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such exercise to the extent required by the Uniform Commercial Code or other applicable law). Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized to take the actions set forth in Sections 5.03, 5.04 and 5.05. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors ten (10) Business Days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or a portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or a portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, in the order set forth in Section 7.03 of the Credit Agreement. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, monies or balances in accordance with this Agreement and the Credit Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any reasonable and documented attorneys’ fees and other expenses incurred by Collateral Agent or any Lender to collect such deficiency. Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other secured obligations.

SECTION 5.03. Grant of License To Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies following the occurrence and during the continuance of an Event of Default, each Grantor hereby grants, so long as any Secured Obligations shall not have been paid in full in cash, to the Collateral Agent, to the extent such Grantor has the right to do so and on an “as is” and “as available basis” (without representation, warranty or guarantee of any kind), a limited, nonexclusive license (until the termination or cure of such Event of Default and exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense (on a non-exclusive basis) any of the Article 9 Collateral consisting of Owned Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including, to the extent permitted by applicable law, the right to prosecute and maintain all such Owned Intellectual Property and the right to sue for infringement of such Owned Intellectual Property, in each instance, subject to any pre-existing licenses or other agreements granting rights to third parties with respect to any such Owned Intellectual Property, provided that, solely as it pertains to any such licenses or agreements entered into after the Effective Date, the same were permitted under this Agreement, the Credit Agreement or any other Loan Document; provided, however, that all of the foregoing rights of the Collateral Agent to use, license or sublicense such Owned Intellectual Property, shall expire immediately upon the termination (including by cure) of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default and nothing in this Section 5.03 or any other provision contained herein shall require the Grantors to grant any license that is (x) prohibited by any rule of law or (y) prohibited by, or constitutes a breach or default under or results in the termination of, any license or agreement entered into with another Person (other than any other Restricted Party or a wholly-owned Subsidiary of any Restricted Party) concerning such

Owned Intellectual Property, provided that, solely as it pertains to any such licenses or agreements entered into after the Effective Date, the same were permitted under this Agreement, the Credit Agreement or any other Loan Document; provided, further, that such licenses granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. Each Grantor further agrees, at any time following the occurrence and during the continuance of an Event of Default so long as any Secured Obligations shall not have been paid in full in cash, to reasonably cooperate with the Collateral Agent in any attempt to prosecute or maintain the Owned Intellectual Property or sue for infringement of the Owned Intellectual Property. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default so long as any Secured Obligations shall not have been paid in full in cash; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933 as now or hereafter in effect or any similar statute hereafter enacted analogous in purpose or effect (the Securities Act of 1933 and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, and shall be authorized to, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account for investment, and not with a view to the distribution or resale thereof, and upon consummation of any such sale may assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, blue sky or other state securities laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of potential purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

Indemnity, Subrogation, Contribution and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each of Intermediate Holdings and the Borrower agrees that (a) in the event a payment in respect of any Secured Obligation shall be made by any Guarantor (other than Intermediate Holdings or the Borrower) under this Agreement, Intermediate Holdings and the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor (other than Intermediate Holdings or the Borrower) shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation, Intermediate Holdings and the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor and Grantor other than Intermediate Holdings or the Borrower (each such Guarantor or Grantor being called a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor other than Intermediate Holdings or the Borrower hereunder in respect of any Secured Obligation or assets of any other Grantor other than Intermediate Holdings or the Borrower shall be sold pursuant to any Security Document to satisfy any Secured Obligation and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by Intermediate Holdings or the Borrower as provided in Section 6.01, such Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties on the date hereof (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 7.13, the date of the supplement hereto executed and delivered by such Contributing Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall (subject to Section 6.03) be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment. Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Collateral made to satisfy Secured Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party, with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made). No failure on the part of the Borrower or any other Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder to the Collateral Agent and the other Secured Parties, and each Guarantor and Grantor shall remain liable for the full amount of such obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the payment in full in cash of the Secured Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made).

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party (other than the Borrower) shall be given to it in care of the Borrower in the manner provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Collateral Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is not inconsistent with any limitation on the authority of the Collateral Agent set forth in the Credit Agreement.

(c) This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The Guarantors and the Grantors jointly and severally agree to reimburse the Collateral Agent for its fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement as if each reference therein to the Borrower were a reference to the Guarantors and Grantors.

(b) The Guarantors and Grantors jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference to the Borrower therein were a reference to the Guarantors and Grantors.

(c) Any amounts payable hereunder, including as provided in Section 7.03(a) or 7.03(b), shall be additional Secured Obligations secured hereby and by the other Security Documents. All amounts due under Section 7.03(a) or 7.03(b) shall be payable promptly after written demand therefor.

(d) To the extent permitted by applicable law, no Grantor shall assert, or permit any of its subsidiaries to assert, and each Grantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

SECTION 7.04. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Collateral Agent and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by or on behalf of the Collateral Agent, any Lender or any other Person and notwithstanding that the Collateral Agent, any Lender or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made) and so long as the Commitments have not expired or terminated. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 7.05. Counterparts; Effectiveness; Successors and Assigns. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the other Loan Documents. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.07. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate of such Lender, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of any Loan Party against any of and all the obligations then due of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Parties are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of each Lender and each Affiliate of such Lender under this Section 7.07 are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.

SECTION 7.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.08. Each of the Loan Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.11. Security Interest Absolute. To the extent permitted by applicable law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations or this Agreement.

SECTION 7.12. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall, subject to Section 2.04, automatically terminate and be automatically released when all the Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement.

(b) The Guarantees made herein, the Security Interest and the other security interests granted hereby shall also terminate and be released (in whole or in part) at the time or times and in the manner set forth in Section 8.07(c) or (d) of the Credit Agreement. In the event of any such termination or release, Schedules II, III and IV to this Agreement shall be deemed to be modified to remove the Collateral with respect to which the Security Interest and the other security interests granted hereby have been so released.

(c) In connection with any termination or release pursuant to this Section 7.12, the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents, and take all such further actions, that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Collateral Agent pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

(d) Notwithstanding anything to the contrary set forth in this Agreement, each Swap Counterparty, by the acceptance of the benefits under this Agreement, hereby acknowledges and agrees that (i) the obligations of Intermediate Holdings, the Borrower or any of its Subsidiaries under any Swap Agreement shall be secured pursuant to this Agreement only to the extent that, and for so long as, the other Obligations are so secured and (ii) any release of Collateral effected in the manner permitted by this Agreement shall not require the consent of any Swap Counterparty.

SECTION 7.13. Additional Subsidiaries. Pursuant to Section 5.10 of the Credit Agreement, certain Subsidiaries of the Borrower are required to enter in this Agreement after the Effective Date. Upon the execution and delivery by the Collateral Agent and any such Subsidiary of a Security Agreement Supplement, such Subsidiary shall become a Subsidiary Loan Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Security Agreement Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.

SECTION 7.14. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose, at any time after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and, to the extent required by applicable law, notice by the Collateral Agent to the Grantors of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of any Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the monies due or to become due in respect thereof or any property covered thereby. Anything in this Section 7.14 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.14 unless an Event of Default shall have occurred and be continuing. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

SECTION 7.15. Certain Acknowledgments and Agreements. Each Subsidiary Loan Party hereby acknowledges the provisions of Section 2.14 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Loan Party were a party to the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TAO GROUP OPERATING LLC,

by	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-President

TAO GROUP INTERMEDIATE HOLDINGS LLC,

by	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

11TH STREET HOSPITALITY LLC

289 HOSPITALITY, LLC

55TH STREET HOSPITALITY HOLDINGS, LLC

ALA HOSPITALITY LLC

ASIA CHICAGO MANAGEMENT LLC

ASIA FIVE EIGHT LLC

ASIA LAS VEGAS LLC

ASIA LOS ANGELES LLC

ASIA ONE SIX LLC

AVENUE HOSPITALITY GROUP, LLC

B&E LOS ANGELES LLC

BAYSIDE HOSPITALITY GROUP LLC

BD STANHOPE, LLC

BOWERY HOSPITALITY ASSOCIATES LLC

BUDDHA BEACH LLC

BUDDHA ENTERTAINMENT LLC

CHELSEA HOSPITALITY ASSOCIATES LLC

CHELSEA HOSPITALITY PARTNERS, LLC

DEARBORN VENTURES LLC

GUAPO BODEGA LAS VEGAS LLC

GUAPO BODEGA LLC

LOWER EAST SIDE HOSPITALITY LLC

MADISON ENTERTAINMENT ASSOCIATES LLC

MARQUEE BRAND HOLDINGS, LLC

MIAMI HOSPITALITY IP GROUP, LLC

MIAMI HOSPITALITY OPERATING GROUP, LLC

NINTH AVENUE HOSPITALITY LLC

RMC LICENSING LLC,

by	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

RMNJ LICENSING LLC

ROOF DECK AUSTRALIA, LLC

ROOF DECK ENTERTAINMENT LLC

RPC LICENSING LLC

SEVENTH AVENUE HOSPITALITY LLC

STAY IN YOUR LANE HOLDINGS, LLC

STRATEGIC DREAM LOUNGE, LLC

STRATEGIC DREAM MIDTOWN BL, LLC

STRATEGIC DREAM MIDTOWN LL, LLC

STRATEGIC DREAM MIDTOWN RT, LLC

STRATEGIC DREAM RESTAURANT, LLC

STRATEGIC DREAM ROOFTOP, LLC

STRIP VIEW ENTERTAINMENT LLC

SUITE SIXTEEN, LLC

TAO GROUP MANAGEMENT LLC

TAO LICENSING LLC

TAO PARK HOSPITALITY, LLC

TG 29 HOSPITALITY, LLC

TG HOSPITALITY LICENSING, LLC

TG HOSPITALITY GROUP, LLC

TSPW MANAGERS LA, LLC

VIP EVENT MANAGEMENT LLC

WPTS, LLC

WPTS RESTAURANT, LLC,

by	/s/ Noah Tepperberg
Name: Noah Tepperberg
Title: Co-President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

by	/s/ Anthony Galea
Name: Anthony Galea
Title: Executive Director

[SIGNATURE PAGE TO SECURITY AGREEMENT]